                                   Exhibit 2

                         AGREEMENT AND PLAN OF MERGER

                                    between

                            UNITED BANKSHARES, INC.

                                      and

                              EAGLE BANCORP, INC.

                          dated as of August 18, 1995

                          AGREEMENT AND PLAN OF MERGER
                               TABLE OF CONTENTS


                                                                    Page
                                                                    ----

ARTICLE I..  DEFINITIONS...........................................   1

ARTICLE II.  THE MERGER AND THE BANK MERGER........................   5

       2.1   The Merger............................................   5
       2.2   Effects of the Merger.................................   5
       2.3   Effective Time; Closing...............................   6
       2.4   Treatment of Acquiror Common Stock....................   6
       2.5   Conversion of Company Common Stock....................   7
       2.6   Exchange of Shares....................................   7
       2.7   Additional Actions....................................   8
       2.8   The Bank Merger.......................................   9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........   9

       3.1   Capital Structure.....................................   9
       3.2   Organization, Standing and Authority of the Company...  10
       3.3   Ownership of the Company Subsidiaries.................  10
       3.4   Organization, Standing and Authority of the
             Company Subsidiaries..................................  10
       3.5   Authorized and Effective Agreement....................  11
       3.6   Securities Documents and Regulatory Reports...........  12
       3.7   Financial Statements..................................  13
       3.8   Material Adverse Change...............................  13
       3.9   Environmental Matters.................................  14
       3.10  Tax Matters...........................................  14
       3.11  Legal Proceedings.....................................  15
       3.12  Compliance with Laws..................................  16
       3.13  Deposit Insurance and Other Regulatory Matters........  16
       3.14  Certain Information...................................  17
       3.15  Employee Benefit Plans................................  17
       3.16  Certain Contracts.....................................  19
       3.17  Brokers and Finders...................................  19
       3.18  Insurance.............................................  20
       3.19  Properties............................................  20
       3.20  Labor.................................................  20
       3.21  Required Vote and Status of the Acquiror..............  21
       3.22  Accounting for the Merger.............................  21
       3.23  Disclosures...........................................  21



ARTICLE IV.  REPRESENTATIONS AND WARRANTIES
             OF THE ACQUIROR.......................................  21

       4.1   Capital Structure.....................................  21
       4.2   Organization, Standing and Authority of the Acquiror..  22
       4.3   Ownership of the Acquiror Subsidiaries................  22
       4.4   Organization, Standing and Authority of the
             Acquiror Subsidiaries.................................  22
       4.5   Authorized and Effective Agreement....................  23
       4.6   Securities Documents and Regulatory Reports...........  24
       4.7   Financial Statements..................................  25
       4.8   Material Adverse Change...............................  25
       4.9   Environmental Matters.................................  26
       4.10  Tax Matters...........................................  26
       4.11  Legal Proceedings.....................................  27
       4.12  Compliance with Laws..................................  27
       4.13  Deposit Insurance.....................................  28
       4.14  Certain Information...................................  28
       4.15  Employee Benefit Plans................................  28
       4.16  Brokers and Finders...................................  30
       4.17  Insurance.............................................  30
       4.18  Required Vote.........................................  30
       4.19  Accounting for the Merger.............................  30
       4.20  Disclosures...........................................  30

ARTICLE V..  COVENANTS.............................................  31

       5.1   Shareholder Meetings..................................  31
       5.2   Regulatory Matters....................................  31
       5.3   Investigation and Confidentiality.....................  32
       5.4   Press Releases........................................  33
       5.5   Business of the Parties...............................  33
       5.6   Current Information...................................  37
       5.7   Indemnification; Insurance, Etc.......................  37
       5.8   Directors, Officers and Employees.....................  38
       5.9   Mortgage Banking Company..............................  41
       5.10  Certain Policies of the Company.......................  41
       5.11  Restrictions on Resale................................  41
       5.12  Disclosure Supplements................................  42
       5.13  Failure to Fulfill Conditions.........................  42


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
ARTICLE VI     CONDITIONS PRECEDENT..............................   43

 6.1           Conditions Precedent - The Acquiror and the Company  43
 6.2           Conditions Precedent - The Company.................  44
 6.3           Conditions Precedent - The Acquiror................  45

ARTICLE VII    TERMINATION, WAIVER AND AMENDMENT..................  46

 7.1           Termination........................................  46
 7.2           Effect of Termination..............................  47
 7.3           Survival of Representations, Warranties
               and Covenants......................................  47
 7.4           Waiver.............................................  48
 7.5           Amendment or Supplement............................  48

ARTICLE VII    MISCELLANEOUS......................................  48

 8.1           Expenses; Termination Fee..........................  48
 8.2           Entire Agreement...................................  49
 8.3           No Assignment......................................  50
 8.4           Notices............................................  50
 8.5           Interpretation.....................................  51
 8.6           Counterparts.......................................  51
 8.7           Governing Law......................................  51


Annex I        Form of Affiliate's Letter
Annex II       Form of Opinion of Counsel to the Acquiror
Annex III      Form of Opinion of Counsel to the Company

Schedule I     Severance Policy

                          AGREEMENT AND PLAN OF MERGER


     Agreement and Plan of Merger (the "Agreement"), dated as of August 18, 1995, by and among United Bankshares, Inc. (the "Acquiror"), a West Virginia corporation, and Eagle Bancorp, Inc. (the "Company"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto desire to provide for the Acquiror's acquisition of the Company on the terms and conditions herein contained; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into a Stockholder Agreement dated as of the date hereof;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     "Association" shall mean First Empire Federal Savings and Loan Association.

     "Acquiror Closing Price" shall mean the average closing price of the Acquiror Common Stock on the Nasdaq Stock Market's National Market over the 20 trading days commencing on the first business day following the receipt of the required approval of the FRB and the OCC, whichever is later, as reported by the Nasdaq Stock Market's National Market or other authoritative source.

     "Acquiror Common Stock" shall mean the common stock, par value $2.50 per share, of the Acquiror.

     "Acquiror Employee Stock Benefit Plans" shall mean the following employee benefit plans of the Acquiror: 1988 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, United Savings and Stock Investment Plan and United Dividend Reinvestment Plan.

     "Acquiror Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Acquiror as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror for each of the three years ended December 31, 1994, 1993 and 1992 as filed by the Acquiror in its Securities Documents, and (ii) the consolidated statements of financial condition of the Acquiror (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror included in the Securities Documents filed by the Acquiror with respect to the quarterly and annual periods ended subsequent to December 31, 1994.

     "Bank" shall mean United National Bank.

     "Bank Merger" shall have the meaning set forth in Section 2.8 hereof.

     "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

     "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange Commission.

     "Company Common Stock" shall mean the common stock, par value $0.10 per share, of the Company.

     "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including related notes and schedules, if any) of the Company as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the three years ended December 31, 1994, 1993 and 1992 as filed by the Company in its Securities Documents, and
(ii) the consolidated statements of financial condition of the Company (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Company with respect to the quarterly and annual periods ended subsequent to December 31, 1994.

     "Company Preferred Stock" shall mean the shares of preferred stock, par value $.10 per share, of the Company.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "Dissenting Shares" shall have the meaning set forth in Section 2.4(b) hereof.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.3 hereof as the effective time of the Merger.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.
(S)9601, et seq; the Resource Conservation and Recovery Act, as amended, 42
         -- ---
U.S.C. (S)6901, et seq; the Clean Air Act, as amended, 42 U.S.C. (S)7401, et
                -- ---                                                    --
seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251, et
---                                                                          --
seq; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)9601, et seq;
---                                                                   -- ---
the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S)1101, et
                                                                           --
seq; the Safe Drinking Water Act, 42 U.S.C. (S)300f, et seq; and all comparable
---                                                  -- ---
state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIA" shall mean the Federal Deposit Insurance Act.

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

     "FEFS" means First Empire Federal Services, Inc.

     "FHLB" shall mean Federal Home Loan Bank.

     "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by the Acquiror in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger, as amended and supplemented.

     "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

     "HOLA" shall mean the Home Owners' Loan Act.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "MBS" shall mean the mortgage banking subsidiary to be established by the Acquiror pursuant to the terms of Section 5.9 hereof.

     "Merger" shall mean the merger of the Company with and into the Acquiror pursuant to the terms hereof.

     "OCC" shall mean the Office of the Comptroller of the Currency of the U.S. Department of the Treasury, or any successor thereto.

     "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury and its predecessor, the Federal Home Loan Bank Board, or any successor thereto.

     "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.12 hereof.

     "Proxy Statement" shall mean the prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of the Acquiror and the Company in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "WVCA" shall mean the West Virginia Corporation Act.

     "WVBB" shall mean the West Virginia Board of Banking and Financial Institutions.

     "Subsidiaries" shall mean any corporation, bank, savings association, partnership, joint venture or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by an entity.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                         THE MERGER AND THE BANK MERGER

2.1  The Merger
     ----------

     Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3 hereof), the Company shall be merged with and into the Acquiror (the "Merger") in accordance with the applicable provisions of the DGCL and the WVCA. Acquiror shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the State of West Virginia. The name of the Surviving Corporation shall continue to be "United Bankshares, Inc." The Articles of Incorporation and Bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

2.2  Effects of the Merger
     ---------------------

     Upon consummation, the Merger shall have the following effects, in addition to the effects set forth elsewhere herein and in applicable law:

     (i) The Surviving Corporation will possess all of the rights, privileges, immunities and franchises of both the Acquiror and the Company.

     (ii) All property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to the Company will be taken and deemed to be transferred to and vested in the Acquiror as the Surviving Corporation and all property, real, personal and mixed, and all debts due in whatever amount, and all other choses in action, and all other interests belonging to or due to the Acquiror shall remain in the Surviving Corporation without further act; and the title to any real estate, or any interest therein, vested in the Acquiror or the Company shall not revert or be in any way impaired by reason of the Merger.

     (iii) The Surviving Corporation will be responsible and liable for all of the liabilities and obligations of the Acquiror or the Company and neither the rights of creditors nor liens upon the property of the Acquiror and the Company shall be impaired by the Merger.

2.3  Effective Time; Closing
     -----------------------

     The Merger shall become effective upon the occurrence of the filing of (i) Articles of Merger with the Secretary of State of the State of West Virginia pursuant to the WVCA and (ii) a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, unless a later date and time is specified as the effective time in such Articles of Merger and Certificate of Merger (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in
Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of the Acquiror in Charleston, West Virginia or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to the Acquiror and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

2.4  Treatment of Acquiror Common Stock
     ----------------------------------

     (a) Each share of Acquiror Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and be unchanged by the Merger, subject to paragraph (b) of this Section 2.4.

     (b) Each holder of Acquiror Common Stock shall be entitled to dissent from the Merger and obtain the fair value of such holder's shares of Acquiror Common Stock ("Dissenting Shares") in accordance with Sections 31-1-122 and 31-1-123 of the WVCA. The Acquiror shall give the Company prompt notice upon receipt by the Acquiror of any such written demands for payment of the fair value of such shares of Acquiror Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the WVCA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

2.5  Conversion of Company Common Stock
     ----------------------------------

     (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares held by the Acquiror or any wholly-owned subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 1.15 shares of Acquiror Common Stock, plus the right to receive cash in lieu of any fractional share, as determined in accordance with paragraph (b) of this Section 2.5.

     (b) Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock shall be issued to holders of Company Common Stock. In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Acquiror Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Acquiror Common Stock by the closing price of the Acquiror Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time, as reported by the Nasdaq Stock Market's National Market or other authoritative source. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.6  Exchange of Shares
     ------------------

     (a) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock, upon surrender of the same to an agent, duly appointed by the Acquiror ("Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Acquiror Common Stock for which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 2.5 hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Company Common Stock, and which is to be exchanged for Acquiror Common Stock as provided in Section 2.5 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Acquiror Common Stock.

     (b) No holder of a certificate theretofore representing shares of Company Common Stock shall be entitled to receive any dividends in respect of the Acquiror Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for certificates representing shares of Acquiror Common Stock. In the event that dividends are declared and paid by the Acquiror in respect of Acquiror Common Stock after the Effective Time but prior to surrender of certificates representing shares of Company Common Stock, dividends payable in respect of shares of Acquiror Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock. The Acquiror shall be entitled, after the Effective Time, to treat certificates representing shares of Company Common Stock as evidencing ownership of the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     (c) The Acquiror shall not be obligated to deliver a certificate or certificates representing shares of Acquiror Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Acquiror. If any certificates evidencing shares of Acquiror Common Stock is to be issued in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) If, between the date hereof and the Effective Time, the shares of Acquiror Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the exchange ratio set forth in Section 2.5(a) hereof shall be adjusted accordingly. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

2.7  Additional Actions
     ------------------

     If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

2.8  The Bank Merger
     ---------------

     The Acquiror and the Company shall take all action necessary and appropriate, including causing the entering into of a merger agreement by the Bank and the Association (the "Bank Merger Agreement"), to cause the Association to merge with and into the Bank (the "Bank Merger") immediately after consummation of the Merger in accordance with the applicable laws of the United States and regulations of the OCC and the OTS thereunder. The Bank shall be the surviving corporation in the Bank Merger, and shall continue its corporate existence under the laws of the United States as a wholly-owned subsidiary of the Acquiror. Upon consummation of the Bank Merger, the separate corporate existence of the Association shall cease.

                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Acquiror as follows:

3.1  Capital Structure
     -----------------

     The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock and 2,500,000 shares of Company Preferred Stock. As of the date hereof, there are 2,729,468 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock are directly or indirectly held as treasury stock by the Company and no shares of Company Preferred Stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for issued and outstanding shares of Company Common Stock which may be acquired by employees of the Company and its Subsidiaries pursuant to the Company's Employee Stock Ownership Plan, which holds 147,682 shares of Company Common Stock as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company. None of the shares of the Company capital stock has been issued in violation of the preemptive rights of any person, firm or entity.

3.2  Organization, Standing and Authority of the Company
     ---------------------------------------------------

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. The Company is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS thereunder. The Company has heretofore delivered to the Acquiror true and complete copies of the Certificate of Incorporation and Bylaws of the Company as in effect as of the date hereof.

3.3  Ownership of the Company Subsidiaries
     -------------------------------------

     The only Company Subsidiaries are the Association and FEFS. Except for the Company Subsidiaries, stock in the FHLB of Pittsburgh and securities and other interests taken in consideration of debts previously contracted, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Except as Previously Disclosed, no Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of said shares or other ownership interests.

3.4  Organization, Standing and Authority of the Company Subsidiaries
     ----------------------------------------------------------------

     The Association is a savings association duly organized, validly existing and in good standing under the laws of the United States, and FEFS is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. The Company has heretofore delivered to the Acquiror true and complete copies of the Charter or Articles of Incorporation and Bylaws of each Company Subsidiary as in effect as of the date hereof.

3.5  Authorized and Effective Agreement
     ----------------------------------

     (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Company with any of the provisions hereof (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or the equivalent documents of any Company Subsidiary, (ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or

(iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary.

     (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the OCC, the OTS and the WVBB, (ii) the filing and effectiveness of the Form S-4 with the Commission,
(iii) compliance with applicable state securities or "blue sky" laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror, (v) the filing of Articles of Merger with the Secretary of State of West Virginia pursuant to the WVCA in connection with the Merger and (vi) the filing of a Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL in connection with the Merger, and except for such filings, authorizations or approvals which are Previously Disclosed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or any Company Subsidiary in connection with (i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and (ii) the execution and delivery by the Association of the Bank Merger Agreement and the consummation by the Association of the transactions contemplated thereby.

     (d) As of the date hereof, neither the Company nor any of the Company Subsidiaries is aware of any reasons relating to the Company or any of the Company Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a material adverse effect upon the financial condition, results of operations or business of the Acquiror on a consolidated basis or materially impair the value of the Company and the Company Subsidiaries to the Acquiror.

3.6  Securities Documents and Regulatory Reports
     -------------------------------------------

     (a) The Company has previously delivered or made available to the Acquiror a complete copy of all Securities Documents filed by the Company pursuant to the Securities Laws or mailed by the Company to its shareholders as a class since January 1, 1993. The Company has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) Since January 1, 1993, each of the Company and the Association has duly filed with the OTS and the FDIC in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and the Company has previously delivered or made available to the Acquiror accurate and complete copies of all such reports. In connection with the most recent examinations of the Company and the Association by the OTS, neither the Company nor the Association was required to correct or change any action, procedure or proceeding which the Company or the Association believes has not been corrected or changed as required.

3.7  Financial Statements
     --------------------

     (a) The Company has previously delivered or made available to the Acquiror accurate and complete copies of the Company Financial Statements which, in the case of the consolidated statements of financial condition of the Company as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, are accompanied by the audit reports of Ernst & Young LLP, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.6 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

     (b) Each of the Company Financial Statements referred to in Section
3.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Company and the Company Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of the Company and the Company Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Company as of June 30, 1995 (including related notes) and (ii) of liabilities incurred since June 30, 1995 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consolidated basis.

3.8  Material Adverse Change
     -----------------------

     There has not occurred any material adverse change in the Company's consolidated financial condition, results of operations or business since June 30, 1995, other than changes resulting from or attributable to (i) changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking or savings industries generally (including without limitation prospective changes which result in assessments of all SAIF-insured institutions which are intended to recapitalize the SAIF), (ii) changes in the general level of interest rates or
(iii) expenses incurred in connection with the transactions contemplated by this Agreement.

3.9  Environmental Matters
     ---------------------

     (a) To the best of the Company's knowledge, the Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the consolidated financial condition, results of operations or business of the Company. Neither the Company nor any Company Subsidiary has received any communication alleging that the Company or any Company Subsidiary is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or the Company Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

     (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

     (d) The Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or any Company Subsidiary as of the date hereof.

3.10  Tax Matters
      -----------

     (a) The Company and the Company Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective

Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor any of the Company Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

     (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company and the Company Subsidiaries are complete and accurate in all material respects. Neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge (other than non-material real and personal property taxes), and except as Previously Disclosed none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of the Company and the Company Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or any Company Subsidiary as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

     (c) Except as Previously Disclosed, none of the Company or the Company Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or the Company Subsidiaries (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11  Legal Proceedings
      -----------------

     Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or any Company Subsidiary or against any asset, interest or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. Neither the Company nor any of the Company Subsidiaries is a party to any order, judgment or decree which has or would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

3.12 Compliance with Laws
     --------------------

     (a) Each of the Company and each of the Company Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

     (b) Neither the Company nor any of the Company Subsidiaries is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis; and neither the Company nor any Company Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Company or any Company Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis. Neither the Company nor any Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations or holding companies thereof issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

3.13  Deposit Insurance and Other Regulatory Matters
      ----------------------------------------------

      (a) The deposit accounts of the Association are insured by the SAIF to the maximum extent permitted by the FDIA, and the Association has paid all premiums and assessments required by the FDIA and the regulations thereunder.

      (b) The Association is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

      (c) The Association is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

      (d) The Association has at all times qualified as a "domestic building and loan association," as such term is defined in Section 7701(a)(19) of the Code, for purposes of Section 593 of the Code.

3.14  Certain Information
      -------------------

      None of the information relating to the Company and the Company Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and the Acquiror and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.15  Employee Benefit Plans
      ----------------------

      (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Employee Plans"), and the Company has previously furnished or made available to the Acquiror accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

      (b) None of the Company, any Company Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fiduciary of such plan has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any employees of the Company or any Company Subsidiary. To the best of the Company's knowledge, no reportable event under
Section 4043(b) of ERISA has occurred with respect to any such pension plan.

      (c) Neither the Company nor any Company Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code.

No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Company nor any Company Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at June 30, 1995 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

      (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis.

      (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

      (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.

3.16  Certain Contracts
      -----------------

      (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or any Company Subsidiary or the guarantee by the Company or any Company Subsidiary of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of the Company or any Company Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or any of the Company Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which the Company or any of the Company Subsidiaries is a party or by which any of the same is bound which limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OTS, the FDIC, or any other regulatory agency, or (vi) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

      (b) Neither the Company nor any Company Subsidiary is in default or in non-compliance, which default or non-compliance would have a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis or the transactions contemplated hereby, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.17  Brokers and Finders
      -------------------

      Except as Previously Disclosed, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.18  Insurance
      ---------

      The Company and each Company Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

3.19  Properties
      ----------

      All real and personal property owned by the Company or any of the Company Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with their past practices. The Company and the Company Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company as of June 30, 1995 included in the Company Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) as reflected on the consolidated statement of financial condition of the Company as of June 30, 1995 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a consolidated basis and leased or licensed by the Company or any Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

3.20  Labor
      -----

      No work stoppage involving the Company or any Company Subsidiary is pending or, to the best knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company or any Company Subsidiary which could materially and adversely affect the financial condition, results of operations or business of the Company on a consolidated basis. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or any Company Subsidiary during the past five years.

3.21  Required Vote and Status of the Acquiror
      ----------------------------------------

      (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transactions contemplated hereby (assuming the accuracy of the representation and warranty of the Acquiror contained in the first sentence of
Section 4.3 hereof).

      (b) The Acquiror is not an "interested stockholder," as defined in
Section 203(c)(5) of the DGCL (assuming the accuracy of the representation and warranty of the Acquiror contained in the first sentence of Section 4.3 hereof), and as a result the provisions of Section 203 of the DGCL do not apply to the Merger and the other transactions contemplated hereby. The Acquiror is not a "Related Person," as defined in Article 9.1(i) of the Company's Certificate of Incorporation (assuming the accuracy of the representation and warranty of the Acquiror contained in the first sentence of Section 4.3 hereof), and as a result
Article 9.2 of such Certificate does not apply to the Merger and the other transactions contemplated hereby.

3.22  Accounting for the Merger
      -------------------------

      The Company has taken no action that would cause the Merger to fail to qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

3.23  Disclosures
      -----------

      None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to the Acquiror in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

     The Acquiror represents and warrants to the Company as follows:

4.1  Capital Structure
     -----------------

     The authorized capital stock of the Acquiror consists of 20,000,000 shares of Acquiror Common Stock. As of the date hereof, there are 11,954,453 shares of Acquiror Common Stock issued and outstanding and 138,520 shares of Acquiror Common Stock are held as treasury stock. All outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for (i) shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans, now or hereafter, and
(ii) shares of Acquiror Common Stock issuable pursuant to the Agreement and Plan of Merger dated March 6, 1995 among the Acquiror, First Commercial Bank and Commercial Interim Bank, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror. None of the shares of the Acquiror capital stock has been issued in violation of the preemptive rights of any person, firm or entity.

4.2  Organization, Standing and Authority of the Acquiror
     ----------------------------------------------------

     The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. The Acquiror is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Acquiror has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws of the Acquiror as in effect as of the date hereof.

4.3  Ownership of the Acquiror Subsidiaries
     --------------------------------------

     The Acquiror has Previously Disclosed each Acquiror Subsidiary, and except for the Acquiror Subsidiaries and securities and other interests held in a fiduciary capacity or taken in consideration of debts previously contracted, the Acquiror does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock or other ownership interests of each of the Acquiror Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided with respect to the capital stock of national bank subsidiaries of the Acquiror by the National Bank Act) and are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Acquiror Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Acquiror to vote or to dispose of said shares or other ownership interests.

4.4  Organization, Standing and Authority of the Acquiror Subsidiaries
     -----------------------------------------------------------------

     Each Acquiror Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as applicable. Each of the Acquiror Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. The Acquiror has heretofore delivered to the Company true and complete copies of the Articles of Incorporation, Charter or other governing instrument and Bylaws of each Acquiror Subsidiary which is a "significant subsidiary," as defined in Regulation S-X of the Commission as in effect as of the date hereof.

4.5  Authorized and Effective Agreement
     ----------------------------------

     (a) The Acquiror has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Acquiror's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Acquiror, except for the approval of this Agreement by the Acquiror's shareholders. This Agreement has been duly and validly executed and delivered by the Acquiror and constitutes a legal, valid and binding obligation of the Acquiror which is enforceable against the Acquiror in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by the Acquiror with any of the provisions hereof (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Acquiror, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Acquiror or any Acquiror Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Acquiror or any Acquiror Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any Acquiror Subsidiary.

     (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the OCC, the OTS and the WVBB, (ii) the filing and effectiveness of the Form S-4 with the Commission,
(iii) compliance with applicable state securities or "blue sky" laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror, (v) the filing of Articles of Merger with the Secretary of State of West Virginia pursuant to the WVCA in connection with the Merger and (vi) the filing of a Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL in connection with the Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Acquiror or any Acquiror Subsidiary in connection with (i) the execution and delivery by the Acquiror of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby and (ii) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

     (d) As of the date hereof, neither the Acquiror nor any of the Acquiror Subsidiaries is aware of any reasons relating to the Acquiror or any of the Acquiror Subsidiaries (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of the Acquiror as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Acquiror, could have a material adverse effect upon the financial condition, results of operations or business of the Acquiror on a consolidated basis or materially impair the value of the Company and the Company Subsidiaries to the Acquiror.

4.6  Securities Documents and Regulatory Reports
     -------------------------------------------

     (a) The Acquiror has previously delivered or made available to the Company a complete copy of all Securities Documents filed by the Acquiror pursuant to the Securities Laws or mailed by the Acquiror to its shareholders as a class since January 1, 1993. The Acquiror has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) Since January 1, 1993, the Acquiror and each Acquiror Subsidiary which is an insured depository institution under the FDIA has duly filed with the FRB, the OCC, the FDIC and each other appropriate federal or state banking agency in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and the Acquiror has previously delivered or made available to the Company accurate and complete copies of such reports. In connection with the most recent examinations of the Acquiror or an Acquiror Subsidiary by the FRB, the OCC or another applicable Governmental Entity, neither the Acquiror nor any Acquiror Subsidiary was required to correct or change any action, procedure or proceeding which the Acquiror or the Acquiror Subsidiary believes has not been corrected or changed as required.

4.7  Financial Statements
     --------------------

     (a) The Acquiror has previously delivered or made available to the Company accurate and complete copies of the Acquiror Financial Statements which, in the case of the consolidated statements of financial condition of the Acquiror as of December 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, are accompanied by the audit reports of Ernst & Young LLP, independent public accountants with respect to the Acquiror. The Acquiror Financial Statements referred to herein, as well as the Acquiror Financial Statements to be delivered pursuant to Section 5.6 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Acquiror for the respective periods or as of the respective dates set forth therein.

     (b) Each of the Acquiror Financial Statements referred to in Section
4.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Acquiror and the Acquiror Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of the Acquiror and the Acquiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Acquiror and the Acquiror Subsidiaries.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Acquiror as of June 30, 1995 (including related notes) and (ii) of liabilities incurred since June 30, 1995 in the ordinary course of business, neither the Acquiror nor any Acquiror Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.8  Material Adverse Change
     -----------------------

     There has not occurred any material adverse change in the Acquiror's consolidated financial condition, results of operations or business since June 30, 1995, other than changes resulting from or attributable to (i) changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking or savings industries generally, (ii) changes in the general level of interest rates or (iii) expenses incurred in connection with the transactions contemplated by this Agreement.

4.9  Environmental Matters
     ---------------------

     (a) To the best of the Acquiror's knowledge, the Acquiror and the Acquiror Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the consolidated financial condition, results of operations or business of the Acquiror. Neither the Acquiror nor any Acquiror Subsidiary has received any communication alleging that the Acquiror or any Acquiror Subsidiary is not in such compliance and, to the best knowledge of the Acquiror, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) To the best of the Acquiror's knowledge, none of the properties owned, leased or operated by the Acquiror or the Acquiror Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

     (c) Except as Previously Disclosed, to the best of the Acquiror's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Acquiror or any Acquiror Subsidiary or against any person or entity whose liability for any Environmental Claim the Acquiror or any Acquiror Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.10  Tax Matters
      -----------

      The Acquiror and the Acquiror Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Acquiror nor any of the Acquiror Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror and the Acquiror Subsidiaries is pending or, to the best of the Acquiror's knowledge, threatened.

4.11  Legal Proceedings
      -----------------

      Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Acquiror threatened against the Acquiror or any Acquiror Subsidiary or against any asset, interest or right of the Acquiror or any Acquiror Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. Neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any order, judgment or decree which has or would have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

4.12  Compliance with Laws
      --------------------

      (a) Each of the Acquiror and each of the Acquiror Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Acquiror, no suspension or cancellation of any of the same is threatened.

      (b) Neither the Acquiror nor any of the Acquiror Subsidiaries is in violation of its respective Articles of Incorporation, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis; and neither the Acquiror nor any Acquiror Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing which could have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis. Neither the Acquiror nor any Acquiror Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

4.13  Deposit Insurance
      -----------------

      The deposit accounts of each Acquiror Subsidiary which is an insured depository institution under the FDIA are insured by the BIF to the maximum extent permitted by the FDIA, and each such entity has paid all premiums and assessments required by the FDIA and the regulations thereunder.

4.14  Certain Information
      -------------------

      None of the information relating to the Acquiror and the Acquiror Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Acquiror to shareholders of the Company and the Acquiror in connection with the meetings of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

4.15  Employee Benefit Plans
      ----------------------

      (a) The Acquiror has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Acquiror or any Acquiror Subsidiary (the "Acquiror Employee Plans").

      (b) None of the Acquiror, any Acquiror Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of the Acquiror's knowledge, any fiduciary of such plan has incurred any material liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any employees of the

Acquiror or any Acquiror Subsidiary. To the best of the Acquiror's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

      (c) Neither the Acquiror nor any Acquiror Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Acquiror Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Acquiror Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Acquiror's knowledge, is threatened to be revoked and the Acquiror does not know of any ground on which such revocation may be based. Neither the Acquiror nor any Acquiror Subsidiary has any liability under any such plan that is not reflected on the consolidated statement of financial condition of the Acquiror at June 30, 1995 included in the Acquiror Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

      (e) To the best of the Acquiror's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Acquiror Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis.

      (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Acquiror Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Acquiror Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Acquiror Pension Plan.

      (g) To the best of the Acquiror's knowledge, the Acquiror Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      (h) There are no pending or, to the best knowledge of the Acquiror, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Employee Plans or any trust related thereto or any fiduciary thereof.

4.16  Brokers and Finders
      -------------------

      Except as Previously Disclosed, neither the Acquiror nor any Acquiror Subsidiary, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17  Insurance
      ---------

      The Acquiror and each Acquiror Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

4.18  Required Vote
      -------------

      The affirmative vote of the holders of a majority of the issued and outstanding shares of Acquiror Common Stock is necessary to approve this Agreement and the transactions contemplated hereby (assuming the accuracy of the representation and warranty of the Company contained in the first sentence of
Section 3.3 hereof).

4.19  Accounting for the Merger
      -------------------------

      The Acquiror has taken no action that would cause the Merger to fail to qualify for pooling-of-interests treatment under generally accepted accounting principles.

4.20  Disclosures
      -----------

      None of the representations and warranties of the Acquiror or any of the written information or documents furnished or to be furnished by the Acquiror to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

                                   ARTICLE V
                                   COVENANTS

5.1  Shareholder Meetings
     --------------------

          Each of the Acquiror and the Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof. The Board of Directors of the Acquiror and, except to the extent legally required for the discharge of its fiduciary duties as advised by counsel, the Board of Directors of the Company will recommend that the shareholders of the Acquiror and the Company, respectively, approve this Agreement and the transactions contemplated hereby. The Acquiror agrees to cause the Board of Directors of the Bank to vote the shares of Acquiror Common Stock held in a fiduciary capacity by the Bank's Trust Department in favor of the Agreement at the meeting of stockholders of the Acquiror to be held pursuant to this Section 5.1, except to the extent otherwise required for the discharge of the Bank's fiduciary duties as advised by counsel.

5.2  Regulatory Matters
     ------------------

     (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, including the Proxy Statement. Each of the Acquiror and the Company shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Acquiror and the Company shall thereafter promptly mail the Proxy Statement to its respective shareholders. The Acquiror also shall use its best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

     (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). The Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     (c) The Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     (d) The Acquiror and the Company shall promptly furnish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

5.3  Investigation and Confidentiality
     ---------------------------------

     (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

5.4  Press Releases
     --------------

     The Acquiror and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation.

5.5  Business of the Parties
     -----------------------

     (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Acquiror, the Company and the Company Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of the Company Subsidiaries intact, (y) keep available to itself and the Acquiror the present services of the employees of the Company and the Company Subsidiaries and (z) preserve for itself and the Acquiror the goodwill of the customers of the Company and the Company Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the Acquiror, as expressly contemplated hereby or as Previously Disclosed as of the date hereof, between the date hereof and the Effective Time, the Company shall not, and shall cause each the Company Subsidiary not to:

          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock, except for regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.14 per share, which shall have the same record and payment dates as the record and payment dates relating to dividends on the Acquiror Common Stock (as Previously Disclosed by the Acquiror), it being the intention of the parties that the shareholders of the Company receive dividends for any particular quarter on either the Company Common Stock or the Acquiror Common Stock but not both, provided that if the Effective Time does not occur prior to the record date for the dividend which relates to the second quarter of 1996 (June 14, 1996), the regular per share quarterly dividend on the Company Common Stock for such quarter shall be increased to an amount determined by multiplying the per share dividend declared on the Acquiror Common Stock for such quarter by 1.15.

          (ii) issue any shares of its capital stock; purchase any shares of Company Common Stock; issue, grant, modify or authorize any Rights; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (iii) amend its Certificate of Incorporation, Charter or other governing instrument or Bylaws; impose, or suffer the imposition, on any share of stock held by the Company in any Company Subsidiary of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim;

          (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) such as may be granted in the ordinary course of business consistent with past practice;

          (v) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Company's defined benefit Pension Plan or Employee Stock Ownership Plan not in the ordinary course of business consistent with past practice;

          (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary or guarantee by the Company or any Company Subsidiary of any such obligation, except for deposits and FHLB advances in the ordinary course of business consistent with past practice, (y) except as Previously Disclosed, any agreement, arrangement or commitment relating to the employment of an employee, or amend any such existing agreement, provided that the Company and any Company Subsidiary may employ an employee if necessary to operate the business of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company and any successor at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

          (vii) change its method of accounting in effect for the year ended December 31, 1994, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1994, except as required by changes in laws or regulations;

          (viii) make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (ix) file any applications or make any contract with respect to branching or site location or relocation;

          (x) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest (other than forward commitments to sell loans in the ordinary course of business);

          (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

          (xiii) take any action that would result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

          (xiv)  agree to do any of the foregoing.

     (b) Neither the Company nor any Company Subsidiary, nor any of the directors, officers, employees, representatives or agents of the Company or other persons controlled by the Company, shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any Company Subsidiary or any business combination with the Company or any Company Subsidiary other than as contemplated by this Agreement (except where the failure to furnish such information or participate in such negotiations or discussions would in the reasonable advice of counsel to the Company constitute a breach of the fiduciary or legal obligations of the Company's Board of Directors). The Company will immediately notify the Acquiror orally and in writing if any such inquiries or proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, the Company or any Company Subsidiary.

     (c) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, the Acquiror and the Acquiror Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing, except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, the Acquiror shall not, and shall cause each Acquiror Subsidiary not to:

          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Acquiror Common Stock, other than regular quarterly cash dividends which are not in excess of $.30 per share of Acquiror Common Stock;

          (ii) issue any shares of its capital stock other than pursuant to (i) Rights granted pursuant to the Acquiror Employee Stock Benefit Plans, (ii) the Agreement and Plan of Merger referred to in the second sentence of
      Section 4.1 or (iii) any acquisition to the extent permitted under subsection (v) below;

          (iii) effect any recapitalization, reclassification, stock split or like change in capitalization;

          (iv) amend its Articles of Incorporation, Charter or other governing instrument or Bylaws in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contemplated hereby;

          (v) make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate could materially adversely affect the ability of the Acquiror to consummate the transactions contemplated hereby in a reasonably timely manner, or participate in any merger, consolidation or other transaction in which the Acquiror is not the surviving corporation;

          (vi) take any action that would result in any of the representations and warranties of the Acquiror contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

          (vii)  agree to do any of the foregoing.

5.6  Current Information
     -------------------

     During the period from the date of this Agreement to the Effective
Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), each party will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, each party will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

5.7  Indemnification; Insurance, Etc.
     --------------------------------

     (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer, employee or agent of the Company or any Company Subsidiary determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Bylaws of the Company as in effect on the date hereof. From and after the Effective

Time, the Acquiror also shall honor the limitation on liability of directors of the Company contained in Article 7E of the Company's Certificate of Incorporation.

     (b) Any Indemnified Party wishing to claim indemnification under
Section 5.7(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

     (c) On or prior to the Effective Time, the Company shall purchase insurance coverage on substantially the same terms and conditions as the liability insurance provided by the Company for its directors and officers as of the date hereof for a period of two years following the Effective Time, provided, however, that in no event shall the Company expend, in order to obtain such insurance, any amount per annum in excess of 125% of the amount of the actual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

     (d) In the event that the Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such entity shall assume the obligations set forth in this Section 5.7, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     (e) The obligations of the Acquiror under this Section 5.7 are intended to benefit, and be enforceable against the Acquiror directly by, the Indemnified Parties and their respective heirs and representatives, and shall be binding on all successors and permitted assigns of the Acquiror.

5.8  Directors, Officers and Employees
     ---------------------------------

     (a) The Acquiror agrees to take all action necessary to elect, effective as of the Effective Time, J. Christopher Thomas, William W. Wagner and Paul Clinton Winter, Jr. as directors of the Acquiror. Such persons shall serve until the first annual meeting of shareholders of the Acquiror following the Effective Time and until their successors are elected and qualified. The Acquiror shall include such persons on the list of nominees for director presented by the Board of Directors of the Acquiror and for which said Board shall solicit proxies at the first annual meeting of shareholders of the Acquiror following the Effective Time.

     (b) Following the Merger, the Acquiror and the Bank shall honor the terms of (i) the Supplemental Employment Retirement Plan maintained by the Association for its executive officers, as in effect on the date of this Agreement, and (ii) the employment agreements among the Company, the Association and each of Messrs. William W. Wagner, J. Christopher Thomas, A. Lawrence Crimmins, Jr. and T. Sam Scipio, Jr., as in effect on the date of this Agreement.

     (c) The Acquiror and its Subsidiaries shall have the right, but not the obligation, to offer employment, as officers and employees of the Acquiror or its Subsidiaries, immediately following the Effective Time, to any persons who are officers and employees of the Company or any Company Subsidiary immediately before the Effective Time. To the extent that the employment of any employee of the Company or any Company Subsidiary (other than any employee who is party to an employment agreement) is involuntarily terminated at or during the one-year period following the Effective Time as a result of the elimination of a job position, such employee will be entitled to receive severance payments in accordance with, and to the extent provided in, Schedule I hereto. For purposes of determining severance benefits, each employee whose employment is terminated will be credited with his or her years of service with the Company or a Company Subsidiary (and any entities acquired by the Company or the Association to the same extent as they recognize such service) prior to the Effective Time.

     (d) Notwithstanding the first sentence of Section 5.8(c) hereof, the Acquiror agrees as follows: (i) to offer employment to J. Christopher Thomas as Executive Vice President of the Acquiror and President and Chief Executive Officer of MBS with a base annual salary equal to his base annual salary with the Company and the Association immediately prior to the Effective Time; (ii) to offer employment to William W. Wagner as Executive Vice President of the Acquiror and Chairman of MBS with a base annual salary equal to his base annual salary with the Company and the Association immediately prior to the Effective Time; (iii) to offer employment to T. Sam Scipio, Jr. as Executive Vice President and Chief Operating Officer of MBS with a base annual salary equal to his base annual salary with the Company and the Association immediately prior to the Effective Time; and (iv) to offer employment to Lonnie R. Stringer, Cindy S. McGhee and Alecia J. Tyson in such capacities with the Acquiror or an Acquiror Subsidiary as may be selected by the Acquiror with a base annual salary equal to the respective employee's base annual salary with the Association immediately prior to the Effective Time.

     (e) During the one-year period following the Effective Time, the Acquiror shall give employees of the Company and the Company Subsidiaries the same priority for open positions at the Acquiror or any Acquiror Subsidiary for which they may qualify as existing employees of the Acquiror and the Acquiror Subsidiaries, provided that any decision to offer employment shall be made in the sole discretion of the Acquiror.

     (f) Each person employed by the Company or a Company Subsidiary prior to the Effective Time who becomes an employee of the Acquiror or an Acquiror Subsidiary following the Effective Time (each a "Continued Employee") shall be entitled, as an employee of the Acquiror or an Acquiror Subsidiary, to participate in such employee benefit plans as may be in effect generally for employees of the Acquiror and its Subsidiaries from time to time (the "Acquiror Plans"), if such Continued Employee shall be eligible or selected for participation therein and otherwise shall not be participating in a similar plan formerly maintained by the Company or a Company Subsidiary which continues to be maintained by the Acquiror and its Subsidiaries following the Effective Time. Continued Employees will be eligible to participate on the same basis as similarly-situated employees of the Acquiror or its Subsidiaries. All such participation shall be subject to the terms of the Acquiror Plans as may be in effect from time to time. Notwithstanding anything in this Section 5.8(f) to the contrary, participation by Continued Employees in employee benefit plans of the Acquiror or its Subsidiaries with respect to which eligibility to participate is at the discretion of the employer shall be discretionary with such employer, and any Continued Employee who is party to an employment agreement with the Company or a Company Subsidiary which is assumed by the Acquiror or any of its Subsidiaries shall not be permitted to participate in the Acquiror severance plan.

     (g) The Acquiror and its Subsidiaries shall, solely for purposes of vesting and eligibility to begin participation with respect to the Acquiror Plans, recognize credit for each Continued Employee's term of service with the Company and the Company Subsidiaries as such service is recognized by the Company and its Subsidiaries for purposes of its benefit plans. The Acquiror will waive all pre-existing condition limitations for Continued Employees with respect to its health and dental plans, provided that such Continued Employees shall have been employed with the Company or its Subsidiaries for at least one-year prior to the Effective Time.

     (h) The parties hereto agree that the Company's Employee Stock
Ownership Plan shall be terminated in accordance with the terms thereof and applicable laws and regulations effective as of the Effective Time, or as soon thereafter as practicable. In the event of the merger of the Company's defined benefit pension plan (the "Company Pension Plan") into the defined benefit pension plan maintained by or on behalf of the Acquiror or one of its subsidiaries (the "Acquiror Pension Plan"), the accrued benefit immediately following the merger of each participant in the Company Pension Plan who was an employee of the Company or a Company Subsidiary shall be no less than the accrued benefit of each such participant in the Company Pension Plan immediately prior to the merger of the Company Pension Plan.

     (i) The obligations of the Acquiror under this Section 5.8 are intended to benefit, and be enforceable against the Acquiror directly by, each person covered thereby and his or her heirs and representatives, and shall be binding on all successors and permitted assigns of the Acquiror.

5.9  Mortgage Banking Company
     ------------------------

     In order to take advantage of the Association's expertise in the origination of single-family residential loans, the Acquiror agrees to establish, as soon as practicable after the Effective Time, a subsidiary of the Bank which shall be engaged in the mortgage banking business ("MBS"). The initial number and composition of the Board of Directors of MBS shall be determined by mutual agreement between the Company and the Acquiror. The executive officers of MBS shall include William W. Wagner, Chairman; J. Christopher Thomas, President and Chief Executive Officer; T. Sam Scipio, Executive Vice President and Chief Operating Officer. Other employees of MBS shall be determined by mutual agreement by the Acquiror and MBS. MBS will seek to develop a business which emphasizes the origination of single-family residential loans throughout the geographic areas served by the resulting banking subsidiaries of the Acquiror, as well as related loan servicing and secondary market activities. The Acquiror agrees that it will initially provide MBS with a level of capitalization and funding which is appropriate to the goals and objectives of MBS as mutually agreed to by the Acquiror and MBS.

5.10  Certain Policies of the Company
      -------------------------------

      At the request of the Acquiror, the Company shall, prior to the Effective Time, (i) establish and take such reserves and accruals as the Acquiror shall reasonably request to conform, on a mutually satisfactory basis, the Company's loan, real estate, accrual and reserve policies to the Acquiror's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments in connection with the Merger, provided, however, that (i) the Company shall not be obligated to take any such action pursuant to this Section 5.10 unless and until the Acquiror specifies its request in a writing delivered by the Acquiror to the Company and acknowledges therein that all conditions to its obligations to consummate the Merger set forth in Sections 6.1 and 6.3 have been satisfied or waived (if waivable) by the Acquiror, (ii) the Company acknowledges that the conditions to its obligation to consummate the Merger set forth in Sections 6.1 and 6.2 have been satisfied or waived (if waivable) by the Company, (iii) the Company shall not be required to take any action that is inconsistent with any requirement applicable to the Company or any Company Subsidiary by any bank regulatory agency and (iv) the Company shall not be required to take any such action that is not consistent with generally accepted accounting principles.
The representations, warranties and covenants of the Company contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of this Section 5.10.

5.11  Restrictions on Resale
      ----------------------

      The Company has Previously Disclosed to the Acquiror all persons who are deemed by it to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act and shall use its best efforts to cause each of such persons to promptly execute and deliver to the Acquiror a written agreement, substantially in the form of Annex I hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of (i) the shares of Acquiror Common Stock or Company Common Stock owned by such person during the period commencing 30 business days prior to the Effective Time (the anticipated date of which shall be set forth in a notice by the Company to such persons as soon as such information is available) and continuing to the date on which financial results covering at least 30 days combined operations of the Acquiror and the Company have been published within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Commission or (ii) any shares of Acquiror Common Stock received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The Acquiror shall use its best efforts to comply with Rule 144(c) under the Securities Act in order that all such persons may resell such Acquiror Common Stock pursuant to Rule 145(d) under the Securities Act.

5.12  Disclosure Supplements
      ----------------------

      From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied, provided that the receiving party's obligations to consummate the Merger shall not be deemed to be affected by any such supplement or amendment unless such party, within 20 days after receipt thereof, objects and exercises its right to terminate this Agreement pursuant to Section 7.1(b) hereof.

5.13  Failure to Fulfill Conditions
      -----------------------------

      In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party. Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger or the Bank Merger.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1  Conditions Precedent - The Acquiror and the Company
     ---------------------------------------------------

     The respective obligations of the Acquiror and the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

     (a) All corporate action necessary to authorize the execution and delivery of this

Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by the Acquiror and the Company, including approval by the requisite vote of the shareholders of the Acquiror and the Company of this Agreement, and all corporate and shareholder action necessary to authorize the execution and delivery of the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by the Bank and the Association.

     (b) All approvals and consents for the transactions contemplated hereby and the Bank Merger Agreement from the FRB, the OCC, the OTS, the WVBB and any other Governmental Entity the approval or consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Acquiror and the Company shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and the failure of which to obtain would have the effects set forth in clauses (i) or (ii) to the following proviso clause; provided, however, that no approval, consent or waiver referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would (i) result in a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis or (ii) reduce the economic or business benefits of the transactions contemplated by this Agreement to the Acquiror in so significant a manner that the Acquiror, in its reasonable judgment, would not have entered into this Agreement.

     (c) None of the Acquiror, the Company or their respective Subsidiaries shall be subject to any statute, rule, regulation, order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger and the Bank Merger or any of the other transactions contemplated hereby.

     (d) The Form S-4 shall have become effective under the Securities Act, and the Acquiror shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Acquiror Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

     (e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market.

     (f) Ernst & Young LLP, the Acquiror's independent public accountants, shall have issued letters, dated as of the Effective Time, to the Acquiror and to the Company to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances then known to it, the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles.

6.2  Conditions Precedent - The Company
     ----------------------------------

     The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to
Section 7.4 hereof.

     (a) The representations and warranties of the Acquiror as set forth in
Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Acquiror on a consolidated basis or on the ability of the Acquiror or the Company to consummate the transactions contemplated hereby.

     (b) The Acquiror shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

     (c) The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d) The Company shall have received the written opinion of Bowles Rice McDavid Graff & Love that addresses the matters set forth in Annex II hereto.

     (e) The Company shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that, except for cash received in lieu of fractional shares, holders of Company Common Stock who receive Acquiror Common Stock in the Merger will not recognize income, gain or loss for federal income tax purposes, the basis of such Acquiror Common Stock will equal the basis of the Company Common Stock for which it is exchanged, and the holding period of such Acquiror Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time, which opinion shall be based on such written representations from the Acquiror and the Company as such counsel shall reasonably request as to factual matters.

     (f) An opinion shall have been received by the Company from Wheat
First Butcher Singer, dated as of the date of the Proxy Statement, to the effect that the consideration to be received by the Company's shareholders pursuant to this Agreement is fair to the shareholders of the Company from a financial point of view, and such opinion shall not have been withdrawn or materially modified prior to the vote of the shareholders of the Company on this Agreement.

     (g) The Acquiror shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to the Acquiror as the Company may reasonably request.

6.3  Conditions Precedent - The Acquiror
     -----------------------------------

     The obligations of the Acquiror to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Acquiror pursuant to Section 7.4 hereof.

     (a) The representations and warranties of the Company set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations or business of the Company on a consolidated basis or on the ability of the Acquiror or the Company to consummate the transactions contemplated hereby.

     (b) The Company shall have performed all material obligations and covenants required to be performed by it on or prior to the Effective Time.

     (c) The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) The Acquiror shall have received the written opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Hamb & Poffenbarger, dated the date of the Closing, that collectively address the matters set forth in Annex III hereto.

     (e) The Acquiror shall have received the written opinion of Bowles
Rice McDavid Graff & Love to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no income, gain or loss will be recognized by the Acquiror, the Company or the Association in connection therewith, which opinion shall be based on such written representations from the Acquiror, the Company and the Association as such counsel shall reasonably request as to factual matters.

     (f) The Acquiror shall have received from each affiliate of the Company the affiliates letter referred to in Section 5.11 hereof, to the extent necessary to assure in the reasonable judgment of the Acquiror that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

     (g) The Company shall have furnished the Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Company as the Acquiror may reasonably request.

                                  ARTICLE VII
                       TERMINATION, WAIVER AND AMENDMENT

7.1  Termination
     -----------

     This Agreement may be terminated:

     (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

     (b) at any time on or prior to the Effective Time, by the Acquiror in writing if the Company has, or by the Company in writing if the Acquiror has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (c) at any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.2 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run;

     (d) at any time, by either party hereto in writing, if the shareholders of the Acquiror or the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

     (e) by either party hereto in writing, if the Effective Time has not occurred by the close of business on June 30, 1996, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date;

     (f) by the Company in the event that the Acquiror Closing Price is less than $25.00; and

     (g) at any time by either party hereto in writing if such party is not in default hereunder and such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and the other transactions contemplated hereby is or would be impossible to satisfy, and such condition is not waived by the other party.

7.2  Effect of Termination
     ---------------------

     In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Section 5.3 and
Section 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b), (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3  Survival of Representations, Warranties and Covenants
     -----------------------------------------------------

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.7, 5.8 and 5.9 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Acquiror or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Acquiror or the Company, the aforesaid representations, warranties and covenants being material inducements to consummation by the Acquiror and the Company of the transactions contemplated hereby.

7.4  Waiver
     ------

     Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of the Acquiror and the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iii) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed, after shareholders of the Acquiror or the Company have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect either of such shareholders without the approval of the shareholders who are so affected.

7.5  Amendment or Supplement
     -----------------------

     This Agreement may be amended or supplemented at any time by mutual agreement of the Acquiror and the Company, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1  Expenses; Termination Fee
     -------------------------

     (a) Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

     (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce the Acquiror to enter into this Agreement and as a means of compensating the Acquiror for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with this Agreement and the transactions contemplated hereby, the Company agrees that if this Agreement is terminated in accordance with its terms (other than if terminated by the Company pursuant to Section 7.1(b) hereof) and prior to such termination a Termination Event, as defined in paragraph (c) below, shall have occurred, the Company will upon demand pay to the Acquiror in immediately available funds $1,500,000.

      (c) For purposes of this Agreement, a Termination Event shall mean either of the following:
          (i) The Company or any Company Subsidiary, without having received the Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, and the rules and regulations thereunder) other than the Acquiror or any affiliate of the Acquiror (the term "affiliate" for purposes of this Agreement having the meaning assigned thereto in Rule 405 under the Securities Act) or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or any affiliate of the Acquiror. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving the Company or any Company Subsidiary, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the Company or any Company Subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of any equity securities of the Company or any Company Subsidiary; or

          (ii) After a bona fide proposal is made by any person other than the Acquiror or any affiliate of the Acquiror to the Company or its shareholders to engage in an Acquisition Transaction, either (i) the Company shall have breached any covenant or obligation contained in this Agreement and such breach would entitle the Acquiror to terminate this Agreement, or (ii) the holders of the Company Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement, such meeting shall not have been held or such meeting shall have been canceled prior to termination of this Agreement.

8.2  Entire Agreement
     ----------------

     This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.7 and 5.8 hereof.

8.3  No Assignment
     -------------

     Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

8.4  Notices
     -------

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to the Acquiror:

             United Bankshares, Inc.
             P.O. Box 1508
             United Square
             Fifth and Avery Streets
             Parkersburg, West Virginia  26102
             Attention:  Steven E. Wilson

             With a required copy to:

             Bowles Rice McDavid Graff & Love
             1600 Commerce Square
             P.O. Box 1386
             Charleston, West Virginia  25325-1386
             Attention:  Deborah A. Sink, Esq.

     If to the Company:

             Eagle Bancorp, Inc.
             P.O. Box 233
             227 Capital Street
             Charleston, West Virginia  25321-0233
             Attn:  Chairman and President

     With a required copy to:

             Elias, Matz, Tiernan & Herrick L.L.P.
             734 15th Street, N.W.
             Washington, DC  20005
             Attn:  Gerard L. Hawkins, Esq.

                     and

             Hamb & Poffenbarger
             515 Bank One Center
             P.O. Box 1671
             Charleston, West Virginia  25326-1671
             Attention:  William E. Hamb, Esq.

8.5  Interpretation
     --------------

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6  Counterparts
     ------------

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7  Governing Law
     -------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest:                                UNITED BANKSHARES, INC.

 /s/ Joseph W. Sowards                 By:   /s/ Richard M. Adams
-----------------------                   -------------------------------

Name:     Joseph W. Sowards               Name:   Richard M. Adams
Title:    Executive Vice President        Title:  Chairman, President and
                                                    Chief Executive Officer


Attest:                                EAGLE BANCORP, INC.


/s/ J. Christopher Thomas              By: /s/ William W. Wagner
---------------------------               --------------------------
Name:    J. Christopher Thomas            Name:   William W. Wagner
Title:   President and Chief              Title:  Chairman and Chief
           Operating Officer                        Executive Officer

                                                                         ANNEX I


                                          , 1995
                                ------- --


United Bankshares, Inc.
P.O. Box 1508
United Square
Fifth and Avery Streets
Parkersburg, West Virginia  26102

Gentlemen:

          Pursuant to Section 5.11 of the Agreement and Plan of Merger, dated as of August 18, 1995 (the "Agreement"), between United Bankshares, Inc. (the "Acquiror") and Eagle Bancorp, Inc. (the "Company"), I hereby agree as follows:

          1. I will not sell, pledge, transfer or otherwise dispose of the shares of Acquiror Common Stock or Company Common Stock (both as defined in the Agreement) owned by me during the period commencing 30 business days prior to the Effective Time (as defined in the Agreement) (the anticipated date of which shall be set forth in a notice by the Company to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days combined operations of the Acquiror and the Company have been published within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Securities and Exchange Commission.

          2. I will comply with paragraph (d) of Rule 145 under the Securities Act of 1933 and will not sell, pledge, transfer or otherwise dispose of any shares of Acquiror Common Stock received by me in exchange for shares of Company Common Stock pursuant to the Merger (as defined in the Agreement), except upon the Acquiror's receipt of an opinion of counsel, at the Acquiror's expense, that the proposed disposition will not violate paragraph (d) of Rule 145.

          The Acquiror's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of shares of Acquiror Common Stock acquired by me in exchange for Company Common Stock pursuant to the Merger, unless the transfer has been effected in compliance with the terms of this letter agreement. In addition, the certificates evidencing such shares of Acquiror Common Stock shall bear a legend noting the restrictions on transfer set forth in this letter agreement.

United Bankshares, Inc.
          , 1995
------- --
Page 2


                                     Very truly yours,



                                     ----------------------------
                                     Name:



Agreed and accepted this
____ day of _______ 1995 by
United Bankshares, Inc.



By:  _________________________
     Name:
     Title:

                                                                        ANNEX II


[Matters to be covered in Opinion(s) of Counsel to be delivered to the Company pursuant to Section 6.2(d) of the Agreement]

     (a) The Acquiror and each Acquiror Subsidiary which is a "significant subsidiary" as defined in Regulation S-X of the Commission is duly incorporated, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction of its incorporation, as applicable, and the Acquiror is duly registered as a bank holding company under the BHCA.

     (b) The authorized capital stock of the Acquiror consists of 20,000,000 shares of Acquiror Common Stock, of which _______ are issued and outstanding of record as of the date hereof. All of the outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of the Acquiror have no preemptive rights with respect to any shares of capital stock of the Acquiror. All of the outstanding shares of capital stock of each Acquiror Subsidiary which is a "significant subsidiary" as defined in Regulation S-X of the Commission have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided with respect to the capital stock of national bank subsidiaries of the Acquiror by the National Bank Act) and, to the knowledge of such counsel, are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except for (i) shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans and (ii) shares of Acquiror Common Stock issuable pursuant to the Agreement and Plan of Merger dated March 6, 1995 among the Acquiror, First Commercial Bank and Commercial Interim Bank, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror.

     (c) The Agreement has been duly authorized, executed and delivered by the Acquiror and constitutes a valid and binding obligation of the Acquiror enforceable in accordance with its terms, except that the enforceability of the obligations of the Acquiror may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors,
(ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

     (d) The Bank Merger Agreement has been duly authorized, executed and delivered by the Bank and constitutes a valid and binding obligation of the Bank enforceable in accordance with its terms, except that enforceability of the obligations of the Bank may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or transfer or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Bank Merger Agreement.

     (e) All corporate and shareholder actions required to be taken by the Acquiror by law and its Articles of Incorporation and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the Bank by law and its Articles of Association and Bylaws to authorize the execution and delivery of the Bank Merger Agreement and consummation of the Bank Merger have been taken.

     (f) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity which are necessary to be obtained by
(i) the Acquiror to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained, and (ii) the Bank to permit the execution, delivery and performance of the Bank Merger Agreement and consummation of the Bank Merger have been obtained.

     (g) The shares of Acquiror Common Stock to be issued pursuant to the terms of the Agreement have been duly authorized by all necessary corporate action on the part of the Acquiror and, when issued in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     (h) To such counsel's knowledge, there are no material legal or governmental proceedings pending to which the Acquiror or any Acquiror Subsidiary is a party or to which any property of the Acquiror or any Acquiror Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

     Such counsel also shall state that it has no reason to believe that the information relating to the Acquiror or any Acquiror Subsidiary contained in
(i) the Form S-4, at the time the Form S-4 became effective, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers of the Acquiror or any Acquiror Subsidiary. The opinion of such counsel need refer only to matters of West Virginia and federal law, and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Company.

                                                                       ANNEX III


[Matters to be collectively covered in Opinions of Counsel to be delivered to the Acquiror pursuant to Section 6.3(d) of the Agreement]


     (a) Each of the Company and each of the Company Subsidiaries is duly incorporated and validly existing under the laws of the United States or the laws of the jurisdiction of its incorporation, as applicable, and the Company is duly registered as a savings and loan holding company under the HOLA.

     (b) The authorized capital stock of the Company consists of 5,000,000 shares of Company Common Stock, of which 2,729,468 shares are issued and outstanding of record as of the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of the Company have no preemptive rights with respect to any shares of capital stock of the Company. All of the outstanding shares of capital stock of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and, to the knowledge of such counsel, are directly or indirectly owned by the Company free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except for issued and outstanding shares of Company Common Stock which may be acquired by employees of the Company and its Subsidiaries pursuant to the Company's Employee Stock Ownership Plan, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

     (c) The Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except that the enforceability of the obligations of the Company may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors,
(ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

     (d) The Bank Merger Agreement has been duly authorized, executed and delivered by the Association and constitutes a valid and binding obligation of the Association enforceable in accordance with its terms, except that enforceability of the obligations of the Association may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Bank Merger Agreement.

     (e) All corporate and shareholder actions required to be taken by the Company by law and the Certificate of Incorporation and Bylaws of the Company to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken, and all corporate and shareholder actions required to be taken by the Association by law and its Charter and Bylaws to authorize the execution and delivery of the Bank Merger Agreement and consummation of the Bank Merger have been taken.

     (f) All permits, consents, waivers, clearances, approvals and authorizations of any Governmental Entity which are necessary to be obtained by
(i) the Company to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained, and (ii) the Association to permit the execution, delivery and performance of the Bank Merger Agreement and consummation of the Bank Merger have been obtained.

     (g) To such counsel's knowledge, there are no material legal or governmental proceedings pending to which the Company or any Company Subsidiary is a party or to which any property of the Company or any the Company Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

     Such counsel also shall state that it has no reason to believe that the information relating to the Company or a Company Subsidiary contained in (i) the Form S-4, at the time the Form S-4 became effective, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matter of fact, certificates of officers of the Company or any Company Subsidiary. The opinion of such counsel need refer only to matters of Delaware, West Virginia and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Acquiror.

                                                                      SCHEDULE I

                                SEVERANCE POLICY


Eligibility:

             . Available only to those employees whose position has been eliminated.

             . All regular full-time and regular part-time employees who are not party to an employment agreement.

             .  Severance paid in installments, regular bi-weekly pay periods.

             .  Subject to federal and state tax deductions and withholding.

             . Policy does not apply if an employee is offered a position at the same level and salary and the commute is 40 miles or less.

Salary and Benefit Continuance:

             .  2 weeks base salary and benefits for each year of service.

                            Minimum - 4 weeks
                            Maximum - 13 weeks

Vacation:

             .  Paid in lump sum at beginning of severance period.